Exhibit 8.1

[Cleary Gottlieb Steen & Hamilton LLP Letterhead]

June 29, 2006

Capital One Financial Corporation

1680 Capital One Drive

McLean, Virginia 22102

Ladies and Gentlemen:

We have acted as counsel in connection with the Registration Statement on Form S-4 (as amended through the date hereof, the “Registration Statement”) of Capital One Financial Corporation (“Capital One”) filed today with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, including, among other things, the proxy statement of North Fork Bancorporation, Inc. (“North Fork”) relating to a proposed merger of North Fork with and into Capital One (the “Merger”).

We are of the opinion that the statements set forth under the heading “Material U.S. Federal Income Tax Consequences of the Merger” in the Registration Statement, insofar as such statements purport to describe federal income tax laws of the United States, constitute a fair summary of the principal U.S. federal income tax consequences of the Merger.

We are furnishing this opinion to you solely in connection with the Registration Statement and we hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose. In giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours, CLEARY GOTTLIEB STEEN & HAMILTON LLP

By	/s/ William L. McRae
William L. McRae, a Partner